EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Medialink Worldwide Incorporated:

We consent to the use of our report dated March 15, 2005 with respect to the consolidated balance sheets of Medialink Worldwide Incorporated as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, incorporated herein by reference.

(signed) KPMG LLP

New York, New York
June 29, 2005